Exhibit 99.1

Company Contact:

Mark R. Lanning

Vice President and Chief Financial Officer

Frisch’s Restaurants, Inc.

(513) 559 – 5200

Frisch’s Closes Six Golden Corral Restaurants

FOR IMMEDIATE RELEASE

CINCINNATI, Ohio – August 25, 2011, Frisch’s Restaurants, Inc. (NYSE Amex: FRS) announced today that it closed six of its 35 Golden Corral restaurants at the close of business on August 23, 2011. Four of the six underperforming restaurants – Western Hills, Ridge Road, Lawrenceburg and Hamilton – were operated in the greater Cincinnati area and the remaining two were operated in West Akron and Medina, Ohio.

The Company will record an asset impairment charge (with related closing costs) against its pretax earnings in the first quarter (ending September 20, 2011) of fiscal year 2012, currently estimated between $3.9 million and $4.1 million. The closures are expected to result in a reduction in net earnings per diluted share for the first quarter of fiscal year 2012 between $0.57 and $0.60. All of the six locations are owned in fee simple and will soon be offered for sale through commercial real estate brokers.

Craig F. Maier, President and Chief Executive Officer of the Company, commented, “Looking ahead, we believe this decision will eliminate store level pretax losses of approximately $750,000 to $800,000 per year, positioning us for continued success with improved bottom line performance. Revenue generated by the six restaurants in fiscal year 2011 approximated $12.1 million.

“All of the affected employees are being offered similar positions in our other Golden Corral restaurants or in nearby Big Boy restaurants,” added Mr. Maier. “For our affected loyal Golden Corral customers, we apologize for any inconvenience and hope to welcome them soon at one of our remaining locations,” Mr. Maier concluded.

About Frisch’s Restaurants, Inc.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.